Exhibit 10.78

NON-COMPETITION AGREEMENT

April 2, 2001

Dear Mr. Broekmate:

In consideration of your employment by Lionbridge Technologies, Inc., a Delaware corporation (including its subsidiaries and related companies, the “Company”), you hereby covenant and agree with the Company as follows:

1. The term of this Agreement shall be for a period commencing on the date hereof and ending 12 months from the date of termination of your employment by the Company.

2. Non-Competition.

(a)	During Period of Employment. During the period during which you are employed by the Company, you will not, directly or indirectly, without the Company’s prior written consent, provide any Services (as hereinafter defined) to any Competitor of the Company (as hereinafter defined). The term “Competitor of the Company” shall refer to those companies listed on Exhibit A hereto. The term “Services” shall include any association with an individual or entity, whether alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any such entity, or any engagement or financial interest in any business activity.

(b)	Following Termination of Employment at Employee’s Discretion. If you voluntarily terminate your employment with the Company, your obligation not to provide Services to a Competitor of the Company under Section 2(a) shall continue for a period of four (4) months from your last day of employment with the Company.

(c)	Following Termination of Employment at Company’s Discretion. In the event your employment with the Company is terminated by the Company for reasons other than “Cause” (as defined below), at the Company’s option, your obligation not to provide Services to a Competitor of the Company under Section 2(a) shall continue for a period of up to six months following your last day of employment provided that during such time, the Company continues your salary at the same level as it existed immediately prior to your last day of employment. If the Company intends to exercise this option, it will inform you in writing of its decision and specify the time period for which your obligation not to provide Services to a Competitor will continue within two weeks following your last day of employment.

(d)	Notices. During the term of this Agreement, you will inform the Company of the name of any new entity or employer with whom you become associated following termination of your employment with the Company.

(e)	Other. The ownership by you of not more than one percent of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

(f)	TRADOS Advisory Board. During the period of your employment with the Company, you shall not serve on the advisory board of TRADOS Corporation.

3. During the term hereof, you will not, directly or indirectly, employ, or knowingly permit any other company or business organization which employs you or is directly or indirectly controlled by you to employ, any person who is employed by the Company at any time during the term hereof, or in any manner seek to induce any such person to leave his or her employment with the Company.

4. During the term of this Agreement, you will not solicit or do business with, directly or indirectly, any present or past customer of the Company, or any prospective customer of the Company with whom you have had contact, in connection with any business activity which would violate any other provision of this Agreement.

5. You hereby represent that, except as you have disclosed in writing to the Company on Exhibit B hereto, you are not a party to, or bound by the terms of, any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. You further represent that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company, and you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6. You agree that the breach of this Agreement by you will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

7. You understand that this Agreement does not create an obligation on the Company or any other person or entity to continue your employment.

8. Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be in writing. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. This Agreement may be executed in two counterparts, each of which shall be original and both of which together shall constitute one and the same instrument.

9. You hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

10. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

11. The term “Company” shall include Lionbridge Technologies, Inc., and any subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Please indicate your acceptance of the foregoing by signing and returning one copy to the undersigned.

Very truly yours,

LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ Roger O. Jeanty
Name:	Roger O. Jeanty
Title:	President

AGREED TO AND ACCEPTED as of the date first above written:

/s/ Henri Broekmate

Address:

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